Maine & Maritimes Corporation Announces Fourth-Quarter and Year-End Earnings Results

Solid 4th Quarter Boosts Earnings to $l.6 Million in 2007

PRESQUE ISLE, ME -- 03/14/2008 -- Maine & Maritimes Corporation (AMEX: MAM) reported consolidated fourth-quarter 2007 basic net income of $0.66 per share, or $1.13 million, compared to a fourth-quarter 2006 loss of $1.85 per share, or $3.03 million. For the year 2007, MAM reported $1.63 million of net income, compared to a $5.92 million net loss in 2006.

"We are encouraged by the turnaround in our financial performance," said Brent M. Boyles, President and CEO of Maine & Maritimes Corporation. "The shift in our strategy to focus on our core utility competencies and the divestiture of unprofitable operations made 2007 a very challenging year. Thanks to the diligence of our employees, our continuous commitment to customer service, and a focus on our shareholders, we are proud to announce our results. We continue to pursue opportunities in regional utility services and a jointly owned transmission project that has the potential of connecting northern Maine to the New England electrical network. We believe we are well positioned to utilize our utility experience to pursue additional electrical infrastructure services and provide growth for our shareholders."

Statistical Highlights:
-----------------------

       (Unaudited; in thousands except share and per share amounts)

                                 Three Months Ended        Year Ended
                                    December 31,          December 31,
                                  2007       2006       2007       2006
                                ---------  ---------  ---------  ---------
Total Operating Revenues        $  10,638  $  10,103  $  37,520  $  35,601

Income from Continuing
  Operations Allocable to
   Common Shareholders          $   1,241  $     953  $   2,625  $     667
Loss from Discontinued
 Operations                          (113)    (3,987)      (993)    (6,588)
                                ---------  ---------  ---------  ---------
Total Consolidated Net Income
 (Loss)                         $   1,128  $  (3,034) $   1,632  $  (5,921)
                                =========  =========  =========  =========

Basic Income per Common Share
 from Continuing Operations     $    0.73  $    0.57  $    1.57  $    0.41
Basic Loss per Common
  Share from Discontinued
   Operations                       (0.07)     (2.42)     (0.59)     (4.03)
                                ---------  ---------  ---------  ---------
Total Income (Loss) per Common
 Share                          $    0.66  $   (1.85) $    0.98  $   (3.62)
                                =========  =========  =========  =========

Diluted Income per Common Share
 from Continuing Operations     $    0.73  $    0.57  $    1.57  $    0.41
Diluted Loss per Common Share
 from Discontinued Operations       (0.07)     (2.42)     (0.59)     (4.03)
                                ---------  ---------  ---------  ---------
Total Income (Loss) per Common
 Share                          $    0.66  $   (1.85) $    0.98  $   (3.62)
                                =========  =========  =========  =========

Average Shares Outstanding      1,677,664  1,638,379  1,669,776  1,637,815
                                ---------  ---------  ---------  ---------

About Maine & Maritimes Corporation: Maine & Maritimes Corporation (AMEX: MAM) is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility serving approximately 36,000 electricity customer accounts in Northern Maine. MAM is also the parent company of MAM Utility Services Group, an unregulated corporation that provides electrical services including transmission line and substation design and construction. Corporate headquarters are located in Presque Isle, Maine, and the corporate website is www.maineandmaritimes.com.

Cautionary Statement Regarding Forward-Looking Information

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although Maine & Maritimes Corporation ("MAM") believes that in making such statements its expectations are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, potential costs and difficulties related to integration of potential acquired businesses, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.

MAM-E = Earnings Release

For More Information Contact:
Virginia R. Joles
Director of Communications,
Board Relations, and Economic Development
Tel:  207-760-2418
Email: vjoles@mainepublicservice.com